                                UTILICORP UNITED INC.
                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                     Exhibit 11

                                                       Three Months Ended              Twelve Months Ended
                                                             March 31,                       March 31
                                                    -----------------------     ------------------------------
     (In thousands except per share amounts)            1997         1996           1997                1996
                                                    ----------   ----------     ----------           ---------
    Earnings Available for Common Shares:
(a) Income before extraordinary item                 $57,567       $36,799       $124,473             $82,873

(b) Extraordinary item                                (7,184)            -         (7,184)                  -
                                                    ----------   ----------     ----------           ---------
(c) Primary Earnings Available                        50,383        36,799        117,289              82,873

    Elimination of interest on convertible
         subordinated debenture, net of tax               70            84            310                 361
                                                    ----------   ----------     ----------           ---------
(d) Fully Diluted Earnings Available                 $50,453       $36,883       $117,599             $83,234
                                                    ----------   ----------     ----------           ---------
                                                    ----------   ----------     ----------           ---------

    Weighted Average Common Shares Outstanding:
(e) Primary weighted average shares outstanding
         as reported                                  53,244        46,233         48,937              45,624
    Assumed conversion of convertible subordinated
         debenture                                       295           335            311                 357
                                                    ----------   ----------     ----------           ---------
(f) Fully Diluted Weighted Average Shares
         Outstanding                                  53,539        46,568         49,248              45,981
                                                    ----------   ----------     ----------           ---------
                                                    ----------   ----------     ----------           ---------
    Earnings Per Common Share:
        Income before extraordinary item (a/e)         $1.08          $.80          $2.55               $1.82
        Extraordinary item (b/e)                        (.13)            -           (.15)                  -
                                                    ----------   ----------     ----------           ---------
        Primary Earnings Available                      $.95          $.80          $2.40               $1.82
        Fully Diluted (d/f)                             $.94          $.79          $2.39               $1.81
                                                    ----------   ----------     ----------           ---------
                                                    ----------   ----------     ----------           ---------


                                           24